Exhibit 23.3

CONSENT OF

BEAR, STEARNS & CO. INC.

      We hereby consent to (i) the incorporation by reference in the Consent Solicitation Statement of General Motors Corporation/Prospectuses which form part of Registration Statement No. 333-105851 on Form S-4 filed by Hughes Electronics Corporation and Registration Statement No. 333-105853 on Form F-4 filed by The News Corporation Limited relating to a series of transactions involving the split-off of Hughes Electronics Corporation from General Motors Corporation and the acquisition by The News Corporation Limited of 34% of the shares of Hughes Electronics Corporation outstanding after the split-off (the “Hughes/ News Registration Statements”), of our opinion letter dated April 9, 2003 directed to the board of directors of General Motors Corporation and included in Appendix E on pages E-6 through E-10 thereto, and (ii) the reference to such opinion letter in the Hughes/ News Registration Statements under the captions “Summary— Fairness of the Transactions; Recommendation of the GM Board of Directors,” “The Transactions— GM Background and Considerations— Development of the Transactions by GM and Hughes,” “The Transactions— GM Background and Considerations— Recommendations of the Hughes Board of Directors, the GM Capital Stock Committee and the GM Board of Directors; Fairness of the Transactions,” “The Transactions— GM Background and Considerations— Fairness Opinions of GM’s Financial Advisors,” and “The Transactions— GM Background and Considerations—Fairness Opinions of GM’s Financial Advisors— Bear Stearns Fairness Opinion.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for the purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Mark A. Van Lith

Bear, Stearns & Co. Inc.

New York, New York

July 24, 2003